Laboratory Located at: Science + Technology Park at Johns Hopkins 855 N. Wolfe Street Suite 619 Baltimore, MD 21205 Phone: 410.369.0365 Fax: 410.369.0390 www.championsoncology.com	Corporate Office: One University Plaza Suite 307 Hackensack, NJ 07601 Phone: 201.808.8400

May 28, 2013

David Miller

702 Ogden Avenue

Teaneck, NJ 07666

Dear David,

On behalf of Champions Oncology, Inc., we are pleased to offer you the position of Vice President, Finance. You will be reporting to Joel Ackerman, CEO at Champions Oncology, Inc. This letter outlines the terms of your proposed employment as a full-time employee as follows:

•	Commencement of Employment: Your employment start date will be June 3, 2013 Your employment with the Company at all times will be at-will, meaning either you or the Company can terminate the employment relationship, with or without cause, and with or without notice, at any time. During your employment, it is expected that you will devote your full business efforts and time to the Company.

•	Compensation: Your annualized salary will be $180,000. Payroll occurs on the 15th and last day of each month. In addition, you will be eligible for consideration for an annual bonus equal to 20% of your salary. For your first year of employment, your bonus will be no less than 15% of your salary and will be paid quarterly. The balance of your bonus shall be paid by the Company in its sole discretion. The bonus is only earned and payable if you are employed by the Company on the date the bonus is scheduled to be paid.

•	Champions Oncology Stock Option Grant: Upon commencement of employment, and subject to approval by the Company’s Board of Directors, you will be granted an option to purchase 75,000 shares of the Company’s common stock under the terms of the Company’s 2010 Equity Incentive Plan and the terms set forth in the option grant agreement, which will be provided to you after the Board approves your options.

•	Benefit Programs: You shall be permitted to participate in all employee benefit programs implemented by the Company for the benefit of any of its full--]time employees, including, without limitation, disability insurance, group and other life insurance, sickness, and accident and health insurance programs, provided that you qualify or are otherwise eligible to participate under the terms of such programs. Except as may be limited by applicable law, the Company reserves the right to modify, suspend, or discontinue any benefit plans, policies, and practices at any time without notice to or recourse by employee, so long as such action is taken generally with respect to other similarly situated persons. In addition, you will be subject to all rules and policies applicable to employees of the Company generally or at your level or in your position.

•	PTO: You will be eligible to begin accruing Paid Time Off (PTO) the first day of the month following 90 calendar days of employment. PTO accrual, carryover, and payment of PTO upon termination of employment shall be subject to and in accordance with the Company’s PTO policies and practices and applicable state laws.

•	Holidays: The Company offers 11 paid Holidays to full-time employees.

•	Other Reimbursement: Employees who drive their own cars on business trips are reimbursed using the prevailing Company/IRS mileage reimbursement rate plus costs for parking and tolls, pursuant to Company policies and practices.

This offer of employment is contingent upon receipt of satisfactory references on your behalf, as well as your successful completion of all facets of the Company’s pre-employment screening process, which includes confirmation that you are legally able to work for the Company in the United States in the position offered to you, and a background investigation. This offer is also contingent upon your signing the Company’s Business Protection Agreement (“BPA”). A copy of the BPA and background check authorization will be provided to you. Like all Company employees, you may in the future be required, in the Company’s reasonable discretion, to execute agreements relating to other Company policies or substantive matters.

This offer letter supersedes any and all previous correspondence, representation or offer, whether written or verbal, with respect to your employment with the Company and represents the entire understanding and acknowledgement between you and the Company regarding your offer of employment with the Company. This letter does not constitute an employment contract, nor should it be construed as a guarantee that employment or any benefit program or other term or condition of employment will be continued for any period of time. Any salary figures are not intended to create an employment contract for any specific period of time and thus your employment, as stated above, is at-will; either you or the company can terminate it at any time with or without cause or notice. This letter may not be changed or terminated except in writing and signed by the parties.

Should you agree and accept the Company’s offer, by doing so, you represent and warrant that you are free to accept this offer of employment and that doing so does not breach or violate any contract, agreement or legal obligation which you have with any person or entity, including, without limitation, any restrictive covenant (such as an agreement not to compete), notice period or other obligation that you may owe to any current or former employer that may restrict your ability to perform all your services for the Company.

This offer letter shall be interpreted in accordance with the laws of the State of New Jersey without regard to the conflicts of laws principles thereof.

David, we look forward to you joining the Champions Oncology team. We believe you will enjoy the challenges and opportunities that lie ahead in our dynamic business and that you have the skills and talent necessary to be a strong contributor to our mutual growth.

To formally accept this offer, please sign, date and return this letter via PDF in an email to sforeman@championsoncology.com and mail the original to my attention by no later than June 3, 2013 confirming your acceptance of this offer. Congratulations on your new position, and I look forward to your contribution to Champions Oncology. If you have any questions please do not hesitate to contact me.

Sincerely,

Joel Ackerman

Chief Executive Officer

Champions Oncology, Inc.

Accepted:
05/30/2013
David Miller	Date